For Immediate Release

Contact:                 Willing Biddle, COO
John T. Hayes, Controller
Urstadt Biddle Properties Inc.
(203) 863-8200

Urstadt Biddle Properties Inc.
Announces Completion of an Extension of its
$30 Million Secured Revolving Credit Facility

Greenwich, Connecticut, May 6, 2008.  Urstadt Biddle Properties Inc. (“UBP”) (NYSE: UBA and UBP) announced today it has entered into an amendment of its existing $30 million Secured Revolving Credit Facility with the Bank of New York Mellon (“the Facility”) to extend the maturity date of the Facility to April 15, 2011, originally scheduled to expire April 15, 2008.  Substantially all of the existing terms and conditions of the Facility remained unchanged.  Borrowings can be used for, among other things, acquisitions and development of commercial real estate investments, working capital and tenant improvements. The Facility is secured by mortgages on the Company’s Danbury Square property in Danbury, Connecticut and the Company’s Valley Ridge property in Wayne, New Jersey and contains certain representations, financial and other covenants typical for this type of facility.

Commenting on the transaction, Willing Biddle, UBP’s President and Chief Operating Officer said, “We are pleased to announce the three year extension of our secured revolving credit facility.  In the currently challenging credit environment it is important that we have immediate access to funds in order to help us capitalize on what we believe will be an improving real estate acquisitions market in the near term.  We are also proud to continue our over twenty year banking relationship with Bank of New York Mellon.  This Facility coupled with our recently completed $60 million preferred stock sale and new $50 million unsecured credit facility gives the Company adequate cash resources to achieve its acquisition objectives for the foreseeable future.”

Urstadt Biddle Properties Inc. is a self-administered equity real estate investment trust providing investors with a means of participating in ownership of income-producing properties with the liquidity of being listed on the New York Stock Exchange since 1969.  UBP owns or has interests in 43 properties containing approximately 4.0 million square feet of space and has paid 154 consecutive quarters of uninterrupted dividends to its shareholders since its inception.

Certain statements contained herein may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  Such factors include, among other things, risks associated with the timing of and costs associated with property improvements, financing commitments and general competitive factors